Exhibit 4.3

DESCRIPTION OF REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

The following summary describes the capital stock of Cambium Networks Corporation (the “Company,” “Cambium,” “we,” “us,” and “our”) and the material provisions of our amended and restated memorandum and articles of association, the shareholders agreement to which we and Vector Capital are parties and of the Companies Law (as amended) of the Cayman Islands. Because the following is only a summary, it does not contain all of the information that may be important to you. For a complete description, you should refer to our amended and restated memorandum and articles of association and shareholders agreement, copies of which are incorporated by reference as exhibits to our Annual Report on Form 10-K.

As of December 31, 2020, Cambium had ordinary shares, par value $0.0001 per share, registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and listed on The Nasdaq Global Market under the trading symbol “CMBM.”

General

Our Amended and Restated Memorandum and Articles of Association authorizes the issuance of up to 500,000,000 ordinary shares, $0.0001 par value per share, of which 26,034,526 ordinary shares were issued and outstanding as of December 31, 2020, held by approximately 175 shareholders of record.  This number does not include the beneficial owners whose shares are held by nominees in street name.  There were outstanding 3,164,185 ordinary shares subject to outstanding stock options and 519,197 shares subject to outstanding restricted share awards and restricted share units as of December 31, 2020.

We are incorporated as an exempted company with limited liability under Cayman Islands law and our affairs are governed by the provisions of our Amended and Restated Memorandum and Articles of Association, as amended and restated from time to time, and by the provisions of the Companies Law (as amended) of the Cayman Islands (the “Companies Law”). A Cayman Islands company qualifies for exempted status if its operations will be conducted mainly outside of the Cayman Islands. Exempted companies are exempted from complying with certain provisions of the Companies Law. An exempted company is not required to obtain prior approval for registration or to hold an annual general meeting, and the annual return that must be filed with the Registrar of Companies in the Cayman Islands is considerably simpler than for non-exempted Cayman Islands companies. Names of shareholders are not required to be filed with the Registrar of Companies in the Cayman Islands. While there are currently no forms of direct taxation, withholding or capital gains tax in the Cayman Islands, an exempted company is entitled to apply for a tax exemption certificate from the Government of the Cayman Islands, which provides written confirmation that, among other things, should the laws of the Cayman Islands change, the company will not be subject to taxes for the period during which the certificate is valid (usually 20 years).

Ordinary shares

General

All of our issued and outstanding ordinary shares are fully paid and non-assessable. Legal title to the issued ordinary shares is recorded in registered form in our register of members. Our shareholders may freely hold and vote their ordinary shares.

Dividends

The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors subject to the Companies Law. Dividends may be paid only out of profits, which include net earnings and retained earnings undistributed in prior years, out of share premium, a concept analogous to paid-in surplus in the United States and distributable reserves, subject to a statutory solvency test.

Voting rights

Our outstanding share capital consists of ordinary shares. Each shareholder is entitled to one vote for each ordinary share on all matters upon which the ordinary shares are entitled to vote, including the election of directors. Voting at any shareholders’ meeting is by way of a poll.

A quorum required for a general meeting of shareholders consists of one or more holders of ordinary shares present in person or by proxy (or, if a corporation or other non-natural person, by its duly authorized representative) together

Exhibit 4.3

holding (or representing by proxy) not less than a majority of the total voting power of all ordinary shares outstanding and entitled to vote. General meetings of our shareholders are held annually and may be convened by our board of directors on its own initiative. Extraordinary meetings of our shareholders may be called at any time at the direction of the board of directors or the chairman of the board of directors or by a vote of an aggregate of 20% of our ordinary shares held by not more than five shareholders; however, so long as Vector Cambium Holdings (Cayman) L.P. or its affiliates (“Vector”) own at least 25% of our outstanding ordinary shares, extraordinary meetings of our shareholders will also be called by the board of directors at the request of Vector. Advance notice to shareholders of at least 14 calendar days is required for the convening of any annual general meeting or other shareholders’ meetings.

An ordinary resolution to be passed by the shareholders requires the affirmative vote of a simple majority of the votes cast by those shareholders entitled to vote who are present in person or by proxy at a general meeting, while a special resolution requires the affirmative vote of no less than 66 2⁄3% of the votes cast by those shareholders entitled to vote who are present in person or by proxy at a general meeting. Under the Companies Law, certain matters must be approved by special resolution of the shareholders, including alteration of the memorandum or articles of association, reduction of share capital, change of name, voluntary winding up the company, a merger with another company and transferring the company to a new jurisdiction.

Winding up

On the winding up of our company, if the assets available for distribution amongst our shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst our shareholders in proportion to the par value of the shares held by them at the commencement of the winding up, subject to a deduction from those shares in respect of which there are monies due, of all monies payable to our company for unpaid calls or otherwise. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders in proportion to the par value of the shares held by them.

The liquidator may, with the sanction of a special resolution of our shareholders, divide amongst the shareholders in specie or in kind the whole or any part of the assets of our company, and may for such purpose set such value as the liquidator deems fair upon any property to be divided as aforesaid and may determine how the division shall be carried out as between our shareholders or different classes of shareholders.

Redemption, repurchase and surrender of ordinary shares

We may issue shares on terms that such shares are subject to redemption, at our option or at the option of the holders thereof, on such terms and in such manner as may be determined by our board of directors before the issue of such shares. We may also repurchase any of our shares provided that the manner and terms of such purchase have been approved by our board of directors or by ordinary resolution of our shareholders (but no repurchase may be made contrary to the terms or manner recommended by our directors), or as otherwise authorized by our Amended and Restated Memorandum and Articles of Association. Under the Companies Law, the redemption or repurchase of any share may be paid out of our profits or out of the proceeds of a new issue of shares made for the purpose of such redemption or repurchase, or out of capital (including share premium account and capital redemption reserve) if we can, immediately following such payment, pay our debts as they fall due in the ordinary course of business. In addition, under the Companies Law no such share may be redeemed or repurchased (i) unless it is fully paid up, (ii) if such redemption or repurchase would result in there being no shares outstanding or (iii) if the company has commenced winding up or liquidation. In addition, we may accept the surrender by any shareholder of any fully paid share for no consideration.

Proceedings of board of directors

Our business is managed and conducted by our board of directors. The quorum necessary for board meetings may be fixed by the board and, unless so fixed at another number, will be a majority of the directors then in office.

The board may from time to time at its discretion exercise all powers of our company to raise capital or borrow money, to mortgage or charge all or any part of the undertaking, property and assets (present and future) and uncalled capital of our company and issue debentures, bonds and other securities of our company, whether outright or as collateral security for any debt, liability or obligation of our company or of any third party.

Exhibit 4.3

Changes in capital

Our shareholders may from time to time by ordinary resolution:

•	increase our share capital by such sum, to be divided into shares of such classes and amount, as the resolution shall prescribe;
•	consolidate and divide all or any of our share capital into shares of a larger amount than our existing shares;
•	sub-divide our existing shares, or any of them, into shares of a smaller amount; or
•

cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so cancelled.

Our shareholders may by special resolution, subject to confirmation by the Grand Court of the Cayman Islands on an application by our company for an order confirming such reduction, reduce our share capital or any capital redemption reserve in any manner permitted by law.

Inspection of books and records

Holders of our ordinary shares will have no general right under the Companies Law to inspect or obtain copies of our register of members or our corporate records. However, we will provide our shareholders with annual audited financial statements.

Register of members

Under Cayman Islands law, we must keep a register of members and there should be entered therein:

•	the names and addresses of the shareholders, a statement of the shares held by each shareholder, and of the amount paid or agreed to be considered as paid, on the shares of each shareholder;
•	the date on which the name of any person was entered on the register as a shareholder; and
•	the date on which any person ceased to be a shareholder.

In accordance with Section 48 of the Companies Law, the register of members is prima facie evidence of the matters set out therein (i.e., the register of members will raise a presumption of fact on the matters referred to above unless rebutted). Therefore, a person is deemed as a matter of Cayman Islands law to have legal title to the shares set against its name in the register of members once such shareholder has been entered in the register of members. Entries of any change in the shares and member information, including allotment, transfer, consolidation, subdivision or cancellation, need to be made in the register of members as and when completed or notified. The register of members of our Company is not required to be maintained in the Cayman Islands and our directors will maintain one register of members, at our principal executive offices.

Undesignated preferred shares

Pursuant to our Amended and Restated Memorandum and Articles of Association, our board of directors has the authority, without further action by the shareholders, to issue undesignated preferred shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preferred shares without any further vote or action by our shareholders, any or all of which may be greater than the rights of the ordinary shares.

Exempted company

We are an exempted company with limited liability duly incorporated and validly existing under the Companies Law. The Companies Law distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company, except that an exempted company:

•	is not required to file an annual return of its shareholders with the Registrar of Companies of the Cayman Islands;
•	is not required to open its register of members for inspection;
•	is not required to hold an annual general meeting;
•	may obtain an undertaking against the imposition of any future taxation in the Cayman Islands (such undertakings are usually given for 20 or 30 years in the first instance);
•	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;
•	may register as a limited duration company; and
•	may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on that shareholder’s shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil). We may follow home country practice for certain corporate governance practices which may differ from the Corporate Governance Rules of Nasdaq. The listing requirements of Nasdaq require that every listed company hold an annual general meeting of shareholders. In addition, our directors may call extraordinary general meetings of our shareholders pursuant to the procedures set forth in our Amended and Restated Memorandum and Articles of Association.

Anti-takeover provisions of our Amended and Restated Memorandum and Articles of Association

Some provisions of our Amended and Restated Memorandum and Articles of Association may discourage, delay or prevent a change of control of our company or management that shareholders might otherwise view as favorable and are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and to discourage certain types of transactions that may involve an actual or threatened acquisition of our company. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile change in control or other unsolicited acquisition proposal and enhance the ability of our board of directors to maximize shareholder value in connection with any unsolicited offer to acquire us. However, these provisions may have the effect of delaying, deterring or preventing a merger or acquisition of our company by means of a tender offer, a proxy contest or other takeover attempt that a shareholder might consider in its best interest, including attempts that might result in a premium over the prevailing market price for our ordinary shares.

Classified board of directors

Our Amended and Restated Memorandum and Articles of Association provides that our board of directors is classified into three classes of directors with staggered three year terms. A third party may be discouraged from making a tender offer or otherwise attempting to obtain control of us as it is more difficult and time consuming for shareholders to replace a majority of the directors on a classified board of directors.

Breaches of fiduciary duty

To the maximum extent permitted under Cayman Islands law, our Amended and Restated Memorandum and Articles of Association will indemnify our directors against any personal liability of our directors for breaches of fiduciary duty.

Removal of directors

Our Amended and Restated Memorandum and Articles of Association provides that directors may be removed only for cause upon the affirmative vote of 75% of our outstanding ordinary shares.

Vacancies

Our Amended and Restated Memorandum and Articles of Association also provides that any newly created directorship on the board of directors that results from an increase in the number of directors and any vacancies on our board of directors will be filled by the affirmative vote of a majority of the remaining directors, even if less than a quorum or by a sole remaining director. Our Amended and Restated Memorandum and Articles of Association

Exhibit 4.3

provides that the board of directors may increase the number of directors by the affirmative vote of a majority of the directors.

Board quorum

Our Amended and Restated Memorandum and Articles of Association provides that at any meeting of the board of directors, a majority of the total number of directors then in office constitutes a quorum for all purposes.

Shareholder action by written consent

Our Amended and Restated Memorandum and Articles of Association provides that any action required to be taken at any annual or extraordinary meeting of the shareholders may be taken without a meeting, without prior notice and without a vote if, in the case of an ordinary resolution, a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding ordinary shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all of our outstanding ordinary shares were present and voted, or in the case of a special resolution by all holders of ordinary shares having the right to vote, so long as Vector collectively owns at least a majority of our outstanding ordinary shares. Our Amended and Restated Memorandum and Articles of Association precludes shareholder action by written consent at any time when Vector collectively owns less than a majority of our outstanding ordinary shares, provided that the holders of ordinary shares may always act by a unanimous written resolution.

General and extraordinary shareholder meetings

As a Cayman Islands exempted company, we are not obliged by the Companies Law to call shareholders’ annual general meetings. We may (but are not obliged to) in each year hold a general meeting as our annual general meeting in which case we shall specify the meeting as such in the notices calling it, and the annual general meeting shall be held at such time and place as may be determined by our directors. A quorum required for a general meeting of shareholders consists of one or more holders of ordinary shares present in person or by proxy (or, if a corporation or other non-natural person, by its duly authorized representative) together holding (or representing by proxy) not less than a majority of the total voting power of all ordinary shares outstanding and entitled to vote.

Extraordinary meetings of our shareholders may be called at any time at the direction of the board of directors or the chairman of the board of directors or by a vote of an aggregate of 20% of our ordinary shares held by not more than five shareholders; however, so long as Vector owns at least 25% of our outstanding ordinary shares, extraordinary meetings of our shareholders will also be called by the board of directors at the request of Vector. Advance notice to shareholders of at least 14 calendar days is required for the convening of any annual general meeting or other shareholders’ meetings.

Supermajority provisions

Our Amended and Restated Memorandum and Articles of Association provides that the affirmative vote of at least two-thirds of our outstanding ordinary shares attending and voting at a general meeting or a unanimous written resolution is required to amend certain provisions of our Amended and Restated Memorandum and Articles of Association related principally to reductions in share capital, changing our name, certain matters pertaining to bankruptcy or winding up of the Company, and merger or reincorporation of the Company among others.

The combination of the foregoing provisions will make it more difficult for our existing shareholders to replace our board of directors as well as for another party to obtain control of us by replacing our board of directors. Because our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing shareholders or another party to effect a change in management. However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our Amended and Restated Memorandum and Articles of Association for a proper purpose and for what they believe in good faith to be in the best interests of our company.

Differences in corporate law

The Companies Law is derived, to a large extent, from the older Companies Acts of England, but does not follow recent statutory enactments in England and accordingly there are significant differences between the Companies Law and the current Companies Act of England. In addition, the Companies Law differs from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of certain significant differences between the provisions of the Companies Law applicable to us and the laws applicable to companies incorporated in the State of Delaware.

Exhibit 4.3

Mergers and similar arrangements

The Companies Law permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (i) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (ii) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (i) a special resolution of the shareholders of each constituent company, and (ii) such other authorization, if any, as may be specified in such constituent company’s articles of association. The written plan of merger or consolidation must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a declaration as to the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders. For this purpose, a subsidiary is a company of which at least 90% of the issued shares entitled to vote are owned by the parent company.

The consent of each holder of a fixed or floating security interest of a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Except in certain limited circumstances, a shareholder of a Cayman Islands constituent company who dissents from the merger or consolidation is entitled to payment of the fair value of his or her shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) upon dissenting from a merger or consolidation, provide the dissenting shareholder complies strictly with the procedures set out in the Companies Law. The exercise of such dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, except for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

Separately from the statutory provisions relating to mergers and consolidations, the Companies Law also contains statutory provisions that facilitate the reconstruction and/or amalgamation of companies by way of schemes of arrangement. A scheme of arrangement may be proposed between a company and its creditors or any class of them, or between the company and its shareholders or any class of them. A successful scheme of arrangement must be approved by a majority in number of each class of shareholders or creditors with whom the arrangement is to be made, and who must, in addition, represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and the subsequent sanctioning of any scheme of arrangement must be approved by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the Grand Court the view that the transaction ought not to be approved, the Grand Court can be expected to approve the arrangement if it determines that:

•	the statutory provisions as to the required majority vote have been met;
•

the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

•	the scheme of arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and
•	the scheme of arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law.

The Companies Law also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of dissentient minority shareholder upon a tender offer. When a tender offer is made and accepted by holders of 90% in the number of the shares affected within four months of the offer being made, the offeror may, within a two-month period commencing on the expiration of such four month period, require the holders of the remaining shares

Exhibit 4.3

to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction is thus approved, or if a tender offer is made and accepted, a dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Further, transactions similar to a merger, reconstruction and/or an amalgamation may in some circumstances be achieved through other means to these statutory provisions, such as a share capital exchange, asset acquisition or control, through contractual arrangements, of an operating business.

Shareholders’ suits

In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company and as a general rule, a derivative action may not be brought by a minority shareholder. However, based on English law authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands court can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a non-controlling shareholder may be permitted to commence a class action against or derivative actions in the name of the company to challenge:

•	an act which is illegal or ultra vires with respect to the company and is therefore incapable of ratification by the shareholders;
•	an act which, although not ultra vires, requires authorization by a qualified (or special) majority (that is, more than a simple majority) which has not been obtained; and
•	an act which constitutes a “fraud on the minority” where the wrongdoers are themselves in control of the company.

Protection of minority shareholders

In the case of a company (not being a bank) having its share capital divided into shares, the Grand Court of the Cayman Islands may, on the application of members holding not less than one fifth of the shares of the company in issue, appoint an inspector to examine the affairs of the company and to report thereon in such manner as the Grand Court of the Cayman Islands shall direct.

Any of our shareholders may petition the Grand Court of the Cayman Islands which may make a winding up order if the Grand Court of the Cayman Islands is of the opinion that it is just and equitable that we should be wound up or, as an alternative to a winding up order, (a) an order regulating the conduct of our affairs in the future, (b) an order requiring us to refrain from doing or continuing an act complained of by the shareholder petitioner or to do an act which the shareholder petitioner has complained we have omitted to do, (c) an order authorizing civil proceedings to be brought in our name and on our behalf by the shareholder petitioner on such terms as the Grand Court of the Cayman Islands may direct, or (d) an order providing for the purchase of the shares of any of our shareholders by other shareholders or us and, in the case of a purchase by us, a reduction of our capital accordingly.

Generally, claims against us must be based on the general laws of contract or tort applicable in the Cayman Islands or individual rights as shareholders as established by our Amended and Restated Memorandum and Articles of Association.

Anti-takeover provisions in our articles

Some provisions of our Amended and Restated Memorandum and Articles of Association may discourage, delay or prevent a change in control of our company or management that shareholders may consider favorable, including provisions that authorize our board of directors to issue preferred shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preferred shares without any further vote or action by our shareholders.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our Amended and Restated Memorandum and Articles of Association, as amended and restated from time to time, for a proper purpose and in what they believe in good faith to be in the best interests of our company.

Exhibit 4.3

Directors’ fiduciary duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interests of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore he owes the following duties to the company—a duty to act in good faith (bona fide) in the best interests of the company, a duty not to make a profit based on his or her position as director (unless the company permits him to do so), a duty not to put himself in a position where the interests of the company conflict with his or her personal interest or his or her duty to a third party, and a duty to exercise powers for the purpose for which such powers were intended. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. The Delaware General Corporation Law does not provide shareholders an express right to put any proposal before the annual meeting of shareholders, but in keeping with common law, Delaware corporations generally afford shareholders an opportunity to make proposals and nominations provided that they comply with the notice provisions in the certificate of incorporation or bylaws. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Companies Law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association.

As of December 31, 2020, Vector beneficially owns a majority of our outstanding shares. Our Amended and Restated Memorandum and Articles of Association provides that Vector will have the ability to appoint a number of our directors according to their ownership of our outstanding ordinary shares as follows: (i) 50% or more of our outstanding ordinary shares, then a number of directors proportionate to such share ownership, (ii) between 25% and 50% of our outstanding ordinary shares, then two directors, (iii) between 5% and 25% of our outstanding ordinary shares, then one director and (iv) less than 5% of our outstanding ordinary share, then Vector no longer has the right to appoint any directors.

In addition, our Amended and Restated Memorandum and Articles of Association establishes advance notice procedures for shareholder proposals and nomination of candidates for election as directors other than nominations made by or at the direction of our board of directors or a committee of our board of directors. Shareholders may consider only those proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors or by a shareholder who was a shareholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given to the Company secretary timely written notice, in proper form, of the shareholder’s intention to bring that business before the meeting. To be timely, except in certain limited circumstances, notice for shareholder proposals must be delivered to the Company not later than the close of business on the 90th day nor earlier than the close of business on the 120th day in advance of the

Exhibit 4.3

anniversary of the previous year’s annual general meeting. For the nomination of any person or persons for election to the board of directors, a shareholder’s notice to the Company must set forth with respect to each nominee (i) name, age, business address and residence address; (ii) principal occupation or employment; (iii) number of shares of the Company which are owned of record and beneficially (if any); (iv) such other information concerning each such nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of such nominee as a director in an election contest (even if an election contest is not involved) or that is otherwise required to be disclosed, under proxy rules; and (v) the consent of the nominee to being named in the proxy statement as a nominee and to serving as a director if elected. Such notice must also state, with respect to the proposing shareholder and the beneficial owner, if any, on whose behalf the nomination is being made, their name and address, the class and number of shares of the Company which are owned, and descriptions of any agreement, arrangement or understanding between or among such persons, any of their affiliates or associates, and any others (including their names) acting in concert with any of the foregoing, with respect to such nomination, the shares of the Company (including any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares), the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of the proposing shareholder or any of its affiliates or associates. Additionally, a proposing shareholder must make certain representations, including that it intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding shares required to approve the nomination and/or otherwise to solicit proxies from shareholders in support of the nomination. The Company may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as an independent director of the Company or that could be material to a reasonable shareholder’s understanding of the independence, or lack thereof, of such nominee. For all business other than director nominations, a proposing shareholder’s notice to the Company shall set forth as to each matter proposed: (i) a brief description of the business desired to be brought before the annual general meeting and the reasons for conducting such business at the annual general meeting; (ii) any other information relating to such shareholder and beneficial owner, if any, on whose behalf the proposal is being made, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the proposal and pursuant to and in accordance with proxy rules; and (iii) the same information with respect to the proposing shareholder as is required in connection with director nominations.

Cumulative voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. Cayman Islands law does not prohibit cumulative voting, but our Amended and Restated Memorandum and Articles of Association do not provide for cumulative voting and instead provides for plurality voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of directors

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under Cayman Islands law, no such rules apply and directors may be removed in accordance with the terms set out in the company’s articles of association. Under our Amended and Restated Memorandum and Articles of Association, directors may be removed for cause by resolution adopted by holders of 75% of our outstanding ordinary shares.

Transactions with interested shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation or bylaws that is approved by its shareholders, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting stock or who or which is an affiliate or associate of the corporation and owned 15% or more of the corporation’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in

Exhibit 4.3

which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, the fiduciary duties owed by our directors do require that such transactions must be entered into bona fide in the best interests of the company and for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders. We have adopted a Policy for Approval of Related Party Transactions.

Dissolution; winding up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board of directors.

Under the Companies Law, our company may be wound up by either a special resolution of our members or, if our company is unable to pay its debts as they fall due, by an ordinary resolution of our members. In addition, a company may be wound up by an order of the courts of the Cayman Islands. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Variation of rights of shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise.

Amendment of governing documents

Under the Delaware General Corporation Law, a corporation’s certificate of incorporation may be amended only if adopted and declared advisable by the board of directors and approved by a majority of the outstanding shares entitled to vote, and the bylaws may be amended with the approval of a majority of the outstanding shares entitled to vote and may, if so provided in the certificate of incorporation, also be amended by the board of directors. Under the Companies Law and our Amended and Restated Memorandum and Articles of Association, our articles may only be amended by special resolution of our shareholders.

Rights of non-resident or foreign shareholders

There are no limitations imposed by our Amended and Restated Memorandum and Articles of Association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our Amended and Restated Memorandum and Articles of Association governing the ownership threshold above which shareholder ownership must be disclosed.

Directors’ power to issue shares

Our board of directors is empowered to issue or allot shares or grant options, restricted shares, restricted share units, share appreciation rights, dividend equivalent rights, warrants and analogous equity-based rights with or without preferred, deferred, qualified or other special rights or restrictions. In particular, our board of directors has the authority, without further action by the shareholders, to issue all or any part of our capital and to fix the designations, powers, preferences, privileges, and relative participating, optional or special rights and the qualifications, limitations or restrictions therefrom, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of our ordinary shares. Our board of directors, without shareholder approval, may issue preferred shares with voting, conversion or other rights that could adversely affect the voting power and other rights of holders of our ordinary shares. Subject to the directors’ duty of acting in the best interest of our company, preferred shares can be issued quickly with terms calculated to delay or prevent a change in control of us or make removal of management more difficult.

Exhibit 4.3

Additionally, the issuance of preferred shares may have the effect of decreasing the market price of the ordinary shares, and may adversely affect the voting and other rights of the holders of ordinary shares.

Shareholder agreement

We are party to a shareholders agreement, by and among us, our subsidiaries, and Vector pursuant to which Vector is entitled to nominate members of our board of directors as follows: so long as affiliates of Vector own, in the aggregate, (i) more than 5% but up to 25% of our outstanding ordinary shares, Vector will be entitled to nominate one director, (ii) more than 25% but up to 50% of our ordinary shares, Vector will be entitled to nominate two directors or (iii) more than 50% of our ordinary shares, Vector will be entitled to a number of directors proportionate to their voting interest.

Registration rights

Pursuant to the shareholders agreement, we have granted certain registration rights to Vector. Set forth below is a description of the registration rights granted under the shareholders agreement.

Demand registration rights

At any time or from time to time after six (6) months following the date of closing of our initial public offering, Vector may request in writing that we effect a registration on Nasdaq; provided that we shall not be obligated to effect such requested registration if (x) it is for a public offering of ordinary shares reasonably anticipated to have an aggregate offering price to the public of less than $10,000,000 or (y) we then meet the eligibility requirements applicable to use the Form S-3 in connection with such registration and are able to effect such requested registration. We shall be obligated to effect no more than two registrations pursuant to the demand registration rights that have been declared and ordered effective.

Form S-3 registration rights

Holders of our registrable securities have the right to request that we file a registration statement on Form S-3 when we are qualified for registration on such form. We shall be obligated to effect no more than two registrations that have been declared and ordered effective within any 12-month period.

Piggyback registration rights

If we propose to file a registration statement for a public offering of our securities, subject to certain exceptions, we shall notify all holders of registrable securities and afford them an opportunity to include in the registration all or any part of their registrable securities that each such holder has requested to be registered.

Expenses of registration

Subject to certain exceptions such as withdrawal of the registration by the securityholders, we will pay all expenses (other than underwriting discounts and commissions) in connection with the demand registration, Form S-3 registration and piggyback registration including, among others, all registration and filing fees, printers’ and accounting fees, fees and disbursements of counsel for us, reasonable fees and disbursements of a single special counsel for the holders.

Termination of registration rights

The registration rights discussed above shall terminate on the earlier of (i) the date that is 7 years from the date of our initial public offering and (ii) with respect to any securityholder, the date on which such holder may sell all of its registrable securities under Rule 144 of the Securities Act in any 90-day period.

Limitations on subsequent registration right

From and after the date of the shareholders agreement, we shall not, without the prior written consent of holders of at least two-thirds of outstanding shares on issue, enter into any agreement with any holder or prospective holder of any equity securities of us that would allow such holder or prospective holder (i) to include such equity securities in any registration, unless under the terms of such agreement such holder or prospective holder may include such equity securities in any such registration only to the extent that the inclusion of such equity securities will not reduce the amount of the registrable securities of the holders that are included, (ii) to demand registration of their securities, or (iii) cause us to include such equity securities in any registration discussed above on a basis more favorable to such holder or prospective holder than is provided to the holders thereunder.

Exhibit 4.3

Exclusive forum

Our Amended and Restated Memorandum and Articles of Association provides that the courts located within the Cayman Islands will be the sole and exclusive forum for any action or proceeding brought by a shareholder on our behalf, any action asserting a claim for breach of a fiduciary duty owed by any director, officer, employee or agent to us or our shareholders, any action asserting a claim or dispute arising pursuant to any provision of the Companies Law, our Amended and Restated Memorandum and Articles of Association or any action asserting a claim governed by the internal affairs doctrine or otherwise relating to the internal affairs of the Company, including without limitation, our governance and the relationship between our board of directors, officers and shareholders, unless, in the case of any of the foregoing, the Company consents in writing to the selection of an alternative forum for any such particular action or proceeding. If, notwithstanding the foregoing, an action or proceeding that should have been brought in a court located within the Cayman Islands is brought in a court that is not located within the Cayman Islands, the person who brings such action or proceeding will be liable for the costs and expenses incurred by the Company in connection with such action or proceeding. These exclusive forum provisions do not apply to claims under U.S. federal securities laws.

Transfer agent and registrar

The registrar and transfer agent for our ordinary shares is Computershare Trust Company, N.A.